BLUE DOLPHIN ENERGY COMPANY

PRESS RELEASE

FOR IMMEDIATE RELEASE
August 31, 2011

BLUE DOLPHIN COMMON STOCK TO RESUME TRADING ON NASDAQ CAPITAL MARKET

Houston, August 31 / PRNewswire / -- Blue Dolphin Energy Company (OTCQB: BDCO) (“Blue Dolphin” or the “Company”), an independent oil and gas company with operations in the U.S. Gulf of Mexico and the North Sumatra Basin offshore Indonesia, announced today that it received a letter from The Nasdaq Stock Market (“Nasdaq”) notifying Blue Dolphin that the Nasdaq Hearings Panel (the “Panel”), pursuant to instructions received from the Nasdaq Listing and Hearing Review Council, had determined to resume trading of Blue Dolphin’s common stock as a result of the Company curing its stockholders’ equity deficiency.  Trading of Blue Dolphin’s securities on The Nasdaq Capital Market will resume effective Thursday, September 1, 2011 before the open of the markets.  The Panel will monitor the Company’s continued compliance with the shareholder’s equity rule for a period of one year.

Blue Dolphin Energy Company (OTCQB: BDCO) is engaged in the gathering and transportation, as well as the exploration and production, of oil and natural gas.  The Company trades on OTCQB, the OTC market tier for companies that report to the Securities and Exchange Commission or a U.S. banking or insurance regulator.  Investors can find Real-Time quotes and market information for Blue Dolphin on www.otcmarkets.com.   For additional company information, visit Blue Dolphin’s corporate website at http://www.blue-dolphin.com.

Contact:
T. Scott Howard
Treasurer
713-568-4725

Certain of the statements included in this press release, which express a belief, expectation or intention, as well as those regarding future financial performance or results, or which are not historical facts, are “forward-looking” statements as that term is defined in the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.  The words “expect”, “plan”, “believe”, “anticipate”, “project”, “estimate”, and similar expressions are intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future performance or events and such statements involve a number of risks, uncertainties and assumptions, including but not limited to our ability to continue as a going concern; collectability of a $2.0 million loan receivable, net of credited and recovered amounts; our ability to complete a business combination with one or more target businesses; our ability to secure additional working capital to fund operations; our ability to monetize our pipeline assets; our ability to improve pipeline utilization levels; performance of third party operators for properties where we have an interest; production from oil and natural gas properties that we have interests in; volatility of oil and natural gas prices; uncertainties in the estimation of proved reserves and in the projection of future rates of production, the timing of development expenditures and the amount and timing of property abandonment; costly changes in environmental and other government regulations for which Blue Dolphin is subject; adverse changes in the global financial markets; and potential delisting of Blue Dolphin’s common stock by Nasdaq due to non-compliance with Nasdaq listing requirements.  Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual results and outcomes may differ materially from those indicated in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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